Exhibit 5.1

1301 Pennsylvania Avenue, N.W. Washington, D.C. 20004 United States +1 202 389 5000 www.kirkland.com	Facsimile: +1 202 389 5200

May 31, 2023

Gladstone Investment Corporation

1521 Westbranch Drive, Suite 100

McLean, VA 22102

Re:	Gladstone Investment Corporation – 8.00% Notes due 2028

We are issuing this opinion in our capacity as special legal counsel to Gladstone Investment Corporation, a Delaware corporation (the “Company”), in connection with the proposed issuance by the Company of up to $74,750,000 aggregate principal amount of 8.00% Notes due 2028 (the “Notes”) pursuant to (i) a Registration Statement on Form N-2 (Registration No. 333-259302) initially filed with the Securities and Exchange Commission (the “Commission”) on September 3, 2021 under the Securities Act of 1933, as amended (as such registration statement is amended or supplemented, the “Registration Statement”), and (ii) the prospectus supplement to the prospectus contained in the Registration Statement (the “Prospectus Supplement”).

In connection therewith, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary for the purpose of this opinion, including (i) the organizational documents of the Company, (ii) minutes and records of the corporate proceedings of the Company with respect to the issuance and sale of the Notes, (iii) the Registration Statement, (iv) the Prospectus Supplement, (v) the indenture, dated as of May 22, 2020 (the “Base Indenture”), which is filed as Exhibit 4.1 to the Registration Statement, between the Company and UMB Bank, National Association, as trustee (the “Trustee”), (vi) the fourth supplemental indenture (the “Fourth Supplemental Indenture” and, together with the Base Indenture, the “Indenture”), dated as of May 31, 2023, and (vii) a specimen form of the Notes.

For purposes of this opinion, we have assumed the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies and the authenticity of the originals submitted to us as copies. We have also assumed the legal capacity of all natural persons, the genuineness of the signatures of persons signing all documents in connection with which this opinion is rendered, the authority of such persons signing on behalf of the parties thereto other than the Company and the due authorization, execution and delivery of all documents by the parties thereto other than the Company. As to any facts material to the opinions expressed herein which we have not independently established or verified, we have relied upon statements and representations of officers and other representatives of the Company and others.

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Gladstone Investment Corporation

May 31, 2023

Based upon and subject to the foregoing qualifications, assumptions and limitations and the further qualifications, assumptions and limitations set forth below, we are of the opinion that the Notes have been duly authorized and are binding obligations of the Company.

Our opinion expressed above is subject to the qualifications that we express no opinion as to the applicability of, compliance with, or effect of (i) any bankruptcy, insolvency, reorganization, fraudulent transfer, fraudulent conveyance, moratorium or other similar law affecting the enforcement of creditors’ rights generally, (ii) general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law), (iii) public policy considerations which may limit the rights of parties to obtain certain remedies, and (iv) any laws except the laws of the State of New York and the General Corporation Law of the State of Delaware (including the statutory provisions, all applicable provisions of the Delaware constitution and reported judicial decisions interpreting the foregoing).

We have also assumed that the execution and delivery of the Indenture and the Notes and the performance by the Company of its obligations thereunder do not and will not violate, conflict with or constitute a default under any agreement or instrument to which the Company is bound.

We do not find it necessary for the purposes of this opinion, and accordingly we do not purport to cover herein, the application of the securities or “Blue Sky” laws of the various states to the issuance of the Notes.

This opinion is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein. This opinion speaks only as of the date hereof, and we assume no obligation to revise or supplement this opinion should the internal law of the State of New York or the General Corporation Law of the State of Delaware be changed by legislative action, judicial decision or otherwise after the date hereof.

We hereby consent to the filing of this opinion as an exhibit to the Company’s Current Report on Form 8-K filed with the Commission on or about the date hereof. We also consent to the reference to our firm under the heading “Legal Matters” in the Prospectus Supplement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission.

Gladstone Investment Corporation

May 31, 2023

Very truly yours,

/s/ KIRKLAND & ELLIS LLP

KIRKLAND & ELLIS LLP